UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2010 (May 25, 2010)
Advanta Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 657-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
As previously reported, Advanta Corp. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Bankruptcy Filing”) under chapter 11 of title 11 of the United States Bankruptcy Code (the "Bankruptcy Code”) in the United States Bankruptcy Court for the State of Delaware (the “Bankruptcy Court”) Case No. 09-13931 (KJC) (the “Chapter 11 Cases”). The Chapter 11 Cases for the Company and certain of the Debtors commenced on November 8, 2009 and the Chapter 11 Cases for certain other Debtors commenced on November 20, 2009. As previously disclosed, the Debtors are preparing a chapter 11 plan that will describe the liquidation of assets.
On May 25, 2010, Advanta Corp. (the “Company”) entered into a Lease Agreement with TCA Plymouth, LP (the “Lease Agreement”). By entering into the Lease Agreement, the Company and its subsidiaries will substantially reduce the ongoing expenses associated with their operations during the pendency of the Chapter 11 Cases. The lease is for approximately 12,000 square feet of office space located in the Plymouth Corporate Center. The lease term commences June 1, 2010 for a period of five (5) months, subject to adjustment and/or earlier termination as provided in the Lease Agreement. The monthly rent is approximately $25,000. The description of the Lease Agreement is qualified in its entirety by the agreement itself which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant
The information provided in the second paragraph under Item 1.01 above is hereby incorporated by reference under this Item 2.03.
Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.
(c)	Exhibits. The following exhibit is hereby filed with this report:
10.1	Lease Agreement, dated May 25, 2010 between Advanta Corp. and TCA Plymouth, LP

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)

Date: May 28, 2010	By:	/s/ Jay A. Dubow
Jay A. Dubow, Chief Administrative
Officer, Senior Vice President, Secretary and General Counsel